October 19, 2000


Securities and Exchange Commission
450 5th Street, N. W.
Washington, D.C. 20549
Mail Stop 0104

Attention:  Filing Desk

Dear Sirs:

                        Re: MarketU Inc. (the "Company")

We are writing in accordance with item 304(a)(3) of Regulation S-B of the Securities Exchange Act of 1934. We wish to advise that, based on our knowledge as at October 19, 2000, we are in agreement with the information contained in the Form 8-K Current Report to which this letter is appended.


Yours truly,


Jim Philip, C.A.
For MORGAN & COMPANY

JLP/tlc